Exhibit 10.4

NEWFIELD EXPLORATION COMPANY
2011 OMNIBUS STOCK PLAN
AMENDMENT TO TOTAL STOCKHOLDER RETURN (TSR) NOTICE OF RESTRICTED STOCK UNIT AWARD AND ATTACHED TERMS AND CONDITIONS
This Amendment (the “Amendment”) to the Notice(s) of Total Stockholder Return (TSR) Restricted Stock Unit Award and attached Terms and Conditions previously granted under the Newfield Exploration Company 2011 Omnibus Stock Plan, as the same may be amended and restated from time to time (the “Plan”), is hereby made by and between Newfield Exploration Company, a Delaware corporation (the “Company”), and you (the “Awardee”), to be effective as of January 1, 2017 (the “Effective Date”).
WHEREAS, the Company granted TSR Restricted Stock Units to the Awardee on February 10, 2016, February 11, 2015 and/or February 10, 2012, in each case as applicable, pursuant to a Notice of TSR Restricted Stock Unit Award (the “Notice”) and the Terms and Conditions attached thereto (the “Terms and Conditions” and, together with each such Notice, the “Agreement”);
WHEREAS, capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Plan or in the applicable Agreement;
WHEREAS, the Compensation & Management Development Committee (the “Committee”) of the Board of Directors of the Company may amend each Agreement at any time without the written consent of the Awardee; provided, however, that no such amendment may adversely affect in any material manner any right of the Awardee, without his or her written consent;
WHEREAS, the Amendment enhances the benefits provided to Awardee and further aligns Awardee’s interests with the long-term interests of the Company, as it maintains the grant(s) of TSR Restricted Stock Units provided to Awardee, but lowers the age and service requirements for eligibility for “Qualified Retirement” under each Agreement, which “Qualified Retirement” makes Awardee eligible for certain enhanced benefits under each Agreement;
WHEREAS, the Amendment is favorable to Awardee, as it eliminates the requirement that, as a condition to Qualified Retirement, Awardee execute a standalone non-compete agreement that was attached to the applicable Agreement(s), and instead memorializes certain requirements with respect to confidentiality and post-Qualified Retirement business activities that will be conditions to receiving and retaining the applicable Common Stock and other benefits pursuant to Retirement Adjusted RSUs;
WHEREAS, the Amendment also documents that early payment under each Agreement is permitted as necessary to satisfy certain tax obligations related to the TSR Restricted Stock Units; and
WHEREAS, the Committee and the Awardee desire to amend each Agreement as described below, effective as of the Effective Date.
NOW, THEREFORE, in consideration of the foregoing, effective as of the Effective Date, each Agreement is hereby amended as follows:

1.	The definition of “Qualified Retirement” included in the Terms and Conditions shall be deleted and the following shall be substituted therefor:

““Qualified Retirement” means your voluntary Separation from Service with the Company Group when you (i) are at least age 55, (ii) have at least 5 years of Qualified Service and (iii) provide the Requisite Notice.”

2.	The definition of “Qualified Service” included in the Terms and Conditions shall be deleted and the following shall be substituted therefor:

““Qualified Service” means your continuous employment or engagement with the Company or another member of the Company Group, plus any additional service credit granted to you (or a group of employees of which you are a member) by the Board of Directors of the Company.”

3.	The definition of “Requisite Notice” included in the Terms and Conditions shall be deleted and the following shall be substituted therefor:

““Requisite Notice” means at least 6 months prior written notice to the Chief Executive Officer of the Company and then to the Chairman of the Board (if you are an officer of the Company) or to the Chief Executive Officer of the Company (if you are not an officer of the Company).”

4.
With respect to TSR Restricted Stock Units granted on February 10, 2016, the period at the end of Section 4 of the Terms and Conditions shall be deleted and the following shall be substituted therefor:

“provided, however, that the number of Earned Restricted Stock Units you shall be deemed to have earned upon the consummation of such Change of Control of the Company pursuant to this Section 4 shall in no event be less than the number of Target Restricted Stock Units awarded pursuant to the Notice.”

5.	The Section entitled “Prohibited Activity” included in the Terms and Conditions shall be deleted and the following shall be substituted therefor:

“(a)    PROTECTION OF CONFIDENTIAL INFORMATION.
(i)    Access to Information. In the course of your employment or engagement with the Company Group and in the performance of your duties on behalf of the Company Group, you have been provided with, and you will continue to be provided with, and have access to, Confidential Information.
(ii)    Nondisclosure. You agree to preserve and protect the confidentiality of all Trade Secrets both prior to and after the date that you are no longer employed or engaged by any member of the Company Group. Except as expressly permitted by this Section entitled “Protection of Confidential Information,” you will not disclose, divulge or furnish to any other Person or use for your own or any other Person’s benefit any Trade Secrets, other than as necessary and authorized in the course of your employment or engagement with any member of the Company Group and for the Company Group’s business purposes.

(iii)    Security. You shall follow all Company Group policies and protocols regarding the physical security of all documents and other material constituting or containing Trade Secrets (regardless of the medium on which any Trade Secret is stored).
(iv)    Return of Property. Upon the date that you are no longer employed or engaged by any member of the Company Group, and at any other time upon request of the Company, you shall promptly surrender, and deliver to the Company all documents, files (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Trade Secrets in your possession, custody and control and you shall not retain any such documents or other materials. Within 10 days of any such request, you shall certify to the Company in writing that you have returned to the Company all such documents and materials.
(v)    Consequences of Breach. Notwithstanding any other provision of these Terms and Conditions or the Notice, if it is determined by the Committee in its sole and absolute discretion that you have violated any of the terms of this Section entitled “Protection of Confidential Information” of these Terms and Conditions, whether before or after the date that you are no longer employed or engaged by any member of the Company Group, then your right to receive the shares of the Common Stock or any other payment or benefit provided to you under the Notice or these Terms and Conditions, to the extent still outstanding at that time, shall be completely forfeited. Such remedy shall be in addition to all other remedies available to each member of the Company Group, at law and equity. For the avoidance of doubt, the Company and each other member of the Company Group shall be entitled to obtain a temporary or permanent injunction or other equitable relief to prevent or enjoin your breach or threatened breach of this Section and shall be entitled to specifically enforce this Section, without proof of actual damages or the necessity of posting a bond or other security as a prerequisite to obtaining equitable relief. You agree not to dispute or resist any such application for relief on the basis that the Company or any other member of the Company Group has an adequate remedy at law or that damage arising from such non-performance or breach is not irreparable.
(vi)    Disclosures Pursuant to Law or Legal Process; Permitted Disclosures. Notwithstanding the foregoing provisions of this Section entitled “Protection of Confidential Information” of these Terms and Conditions, you may make disclosures for the purpose of complying with any applicable laws or regulatory requirements or that you are legally compelled to make by subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by law. Nothing herein will prevent you from: (1) making a good faith report of possible violations of applicable law to any governmental agency or entity; or (2) making disclosures that are protected under the whistleblower provisions of applicable law. An individual (including you) shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.
(vii)    Survival. For the avoidance of doubt, the terms of this Section entitled “Protection of Confidential Information” shall survive the termination of your employment or engagement with the Company Group, regardless of the reason for such termination.
(b)    CONSEQUENCES OF CERTAIN COMPETITION OR SOLICITATION FOLLOWING QUALIFIED RETIREMENT
(i)    Consequences for Engaging in Certain Activities Following a Qualified Retirement. If your employment or engagement with the Company Group ends due to your Qualified Retirement, then you agree that your rights to: (1) receive the shares of the Common Stock or any other payment or benefit provided to you under the Notice or these Terms and Conditions with respect to the Retirement Adjusted RSUs; and (2) retain the shares of the Common Stock or any other payment or benefit received by you pursuant to the Notice or these Terms and Conditions with respect to the Retirement Adjusted RSUs, are expressly conditioned upon your promise that, during the Term, you shall not engage in: (x) any Competitive Activity in the Territory, (y) any Prohibited Customer Solicitation in the Territory, or (z) any Prohibited Employee Solicitation.
(ii)    Disclosure of Business Activities Following a Qualified Retirement. If your employment or engagement with the Company Group ends due to your Qualified Retirement, then you agree that, during the Term, you will: (1) inform the Company in writing of any business activity in which you engage or are materially planning to engage that relates to the acquisition or development of, or exploration for, crude oil or natural gas or any rights in, or with respect to, crude oil or natural gas; and (2) if you are unsure of whether the pursuit of a particular business opportunity would involve engaging in business within the Territory, you will make a written request to the Company to clarify whether the applicable geographic area related to the business opportunity is within the Territory. Any notices or requests under this paragraph (ii) should be directed to the Company’s General Counsel.
(iii)    Right to Cancellation and Recovery. You specifically acknowledge and agree that the Company has granted you the TSR Restricted Stock Units described in the Notice, and as enhanced by the Amendment, to reward you for your future efforts and loyalty to the Company Group, and that the TSR Restricted Stock Units provided to you give you the opportunity to participate in the potential future appreciation of the Company and further align your interests with the long-term interests of the Company Group. Accordingly, in the event that, during the Term, you engage in any of the activities described in parts (x), (y), or

(z) of paragraph (i) of this Section entitled “Consequences of Certain Competition or Solicitation Following Qualified Retirement,” then the Company may: (1) refuse to pay or deliver to you any shares of the Common Stock in settlement of any unpaid Retirement Adjusted RSUs that would otherwise be paid or that are scheduled to be paid following the date you engage in such prohibited activity, and such Retirement Adjusted RSUs shall become automatically null and void; and (2) if, as of the date you engage in such prohibited activity, you continue to own any such shares of the Common Stock previously received in settlement of any Retirement Adjusted RSUs, recover from you, and you shall pay to the Company, either such shares of the Common Stock or an amount equal to the aggregate Fair Market Value of such shares of the Common Stock as of such date; and (3) if, as of the date you engage in such prohibited activity, you no longer own any such shares of the Common Stock previously received in settlement of any Retirement Adjusted RSUs, recover from you, and you shall pay to the Company, an amount equal to either (A) if such shares were disposed of in an open market transaction, the proceeds received from the disposition of such shares or (B) if such shares were disposed of other than in an open market transaction, the aggregate Fair Market Value of such shares of the Common Stock as of the date you engage in such prohibited activity. If you do not pay any such shares or other amount over to the Company within 20 days of demand, such shares or amount may thereafter bear interest at the maximum rate permitted by law and you may be liable for all of the Company’s costs of collection, including reasonable legal fees.
(iv)    Revision. The parties agree that a court may revise any provision of the Notice or these Terms and Conditions to render the Notice or these Terms and Conditions enforceable to the maximum extent possible.
(c)    DEFINITIONS. For purposes of this Section entitled “Prohibited Activity,” the following terms shall have the indicated meanings:
(i)    “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and, if such specified Person is a natural person, the immediate family members of such specified Person. “Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or manager, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
(ii)    “Company Business” means the acquisition or development of, or exploration for, crude oil or natural gas or any rights in, or with respect to, crude oil or natural gas within the Territory.
(iii)    “Competitive Activity” means directly or indirectly carrying on or engaging in the Company Business (other than on behalf of any member of the Company Group), including by owning an interest in, managing, operating, joining, participating in or otherwise becoming an officer, director, employee, advisor or consultant of, any entity engaged in the Company Business, in a capacity in which you have the same, similar or expanded responsibilities or duties as you had on behalf of any member of the Company Group within the 12 months prior to the date that you are no longer employed or engaged by any member of the Company Group; provided, however, that it shall not be “Competitive Activity” for you to (1) own solely as an investment and when taken together with the ownership, directly or indirectly, of all of your Affiliates, up to 5% of any class of securities of any Person if such securities are listed on any national securities exchange or traded on the Nasdaq Stock Market, provided that neither you nor your Affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such entity or is involved in the management of such entity, (2) own securities issued by the Company, (3) provide services solely as a non-employee director of any entity or organization (including, for the avoidance of doubt, an entity engaged in the Company Business) as long as, in the course of providing such services, you do not use or disclose Confidential Information, or (4) provide services for any entity or organization (including, for the avoidance of doubt, an entity engaged in the Company Business) as approved in writing by the Committee.
(iv)    “Confidential Information” means all confidential, proprietary, competitively valuable or non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are or have been conceived, made, developed or acquired by or disclosed to you, individually or in conjunction with others, during the period that you are or have been employed or engaged by any member of the Company Group (whether during business hours or otherwise and whether on Company premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products or services (including all such information relating to drilling programs or wells drilled by the Company Group, reserves data, technical data, including seismic, geological, geophysical and engineering information, prospect or trend data and maps, potential, proposed or completed acquisitions, mergers, or other purchases or sales of oil and gas properties or seismic or other data or technology, financial information, including historical, current, and projected financial results, unless publicly announced, strategic plans or changes in the Company Group’s operations, liquidity, borrowings, security offerings, security repurchases or redemptions, or changes in previously disclosed financial information, computer programs or program code developed by the Company Group, legal matters (including matters relating to litigation), corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, non-public lists of employees, employee applications, summaries of employee qualifications, employee compensation, employee matters, customer or marketing and merchandising decisions, techniques and strategies, prospective names and marks). For purposes of these

Terms and Conditions, Confidential Information shall not include any information that (1) is or becomes generally available to the public other than as a result of your public use, disclosure, or fault, (2) was available to you on a non-confidential basis before its disclosure to you by the Company Group; or (3) becomes available to you on a non-confidential basis from a source other than a member of the Company Group, so long as such source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation.
(v)    “Person” means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or association or other legal entity of any kind.
(vi)     “Prohibited Customer Solicitation” means (other than on behalf of any member of the Company Group) directly or indirectly, soliciting, causing to be solicited, interfering with any member of the Company Group’s relationship with, or endeavoring to entice away from any member of the Company Group, any Person or Affiliate who was or is a material customer or material supplier of, or who has maintained a material business relationship with, any member of the Company Group and with whom or which you had personal contact, or about whom or which you obtained Confidential Information, during your employment or affiliation with the Company Group.
(vii)    “Prohibited Employee Solicitation” means directly or indirectly, individually or through or on behalf of another Person, soliciting, hiring, recruiting, attempting to hire or recruit, contacting with a view to the engagement or employment of, or encouraging or inducing the termination of employment or engagement of, any person who is an officer, employee, consultant, director or contractor of the Company or any other member of the Company Group and with whom you had personal contact or who directly or indirectly reported to you during your employment or engagement with the Company or any other member of the Company Group.
(viii)    “Term” means the period commencing on the date that you are no longer employed or engaged by any member of the Company Group and ending on the date that is (1) if, immediately prior to such date, you were providing services to the Company Group in a position that would be classified as an “Officer” position type as set forth on the exhibit entitled “Position Type and Duration of Non-Competition & Non-Solicitation Requirements” attached hereto, 24 months after such date, and (2) if, immediately prior to such date, you were providing services to the Company Group in a position that would be classified as a “Non-Officer Employee” position type as set forth on the exhibit entitled “Position Type and Duration of Non-Competition & Non-Solicitation Requirements” attached hereto, 12 months after such date.
(ix)    “Territory” means those geographic areas within any Canadian province or United States county in which any member of the Company Group, as of the date that you are no longer employed or engaged by any member of the Company Group, (1) is engaged in the Company Business; or, (2) is considering engaging in the Company Business (as evidenced by submission of a specific, written proposal to the Board or the Chief Executive Officer of the Company during the six-month period ending on the date you are no longer employed or engaged by any member of the Company Group); and (3) any county contiguous to a county described in clause (1) or (2) of this paragraph (ix).
(x)    “Trade Secrets” means: (1) all information and materials that satisfy the definition of a “trade secret” pursuant to the definitions applied by the Texas Uniform Trade Secrets Act or the federal Defend Trade Secrets Act; or (2) to the extent not addressed by the definitions referenced in clause (1), all Confidential Information and all other non-public information and materials with respect to the conduct or details of the business conducted by any member of the Company Group, including a formula, pattern, compilation, program, device, method, technique, process, data, financial or strategic information or plans, or list of actual or potential customers or suppliers, that (A) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.”

6.	The exhibit entitled “Position Type and Duration of Non-Competition & Non-Solicitation Requirements” attached hereto shall be added as a new exhibit to the Agreement.

7.	The section of the Terms and Conditions entitled “Tax Withholding” shall be deleted and the following shall be substituted therefor:

“TAX WITHHOLDING.
Share Withholding. The issuance of shares of Common Stock hereunder is subject to the Company’s collection of all applicable federal, state, local and foreign tax withholding obligations of the Company. Unless alternative arrangements are elected by you and permitted by the Committee, in order to satisfy obligations for the payment of withholding taxes and other tax obligations related to the TSR Restricted Stock Units, the Company shall reduce the number of shares of the Common Stock deliverable hereunder with respect to any Earned RSUs by a number of shares of the Common Stock up to the number of shares having an aggregate Fair Market Value on the date of withholding that does not exceed the aggregate amount of such obligations determined based on the maximum statutory withholding rates in your jurisdiction that may be utilized without creating adverse accounting treatment with respect to the TSR Restricted Stock Units. In the event the Company subsequently determines that the aggregate Fair Market Value of any shares of the Common Stock withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then you shall pay to the Company, immediately upon the Company’s request, the amount of that deficiency.
Early Tax Payments. To the extent permitted by Section 409A, payments may be made to you with respect to TSR Restricted Stock Units prior to the applicable scheduled payment dates otherwise provided, on a pro-rata basis in respect of each scheduled payment date, if, as determined by the Committee in its sole discretion, it would be necessary to pay employment or other taxes imposed upon the TSR Restricted Stock Units prior to the scheduled payment date, including (i) the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3121(a) and 3121(v)(2) of the Code (the “FICA Amount”), and (ii) the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Amount and the additional income tax at source on wages attributable to the pyramiding of Section 3401 of the Code wages and taxes (together with the FICA Amount, the “Taxes”). For purposes of determining the amount of such Taxes, you will be considered to pay federal income taxes at the highest individual rate in effect in the year in which the Taxes will be paid.”

8.
Except as expressly amended hereby, each Agreement shall remain in full force and effect and each Agreement and the TSR Restricted Stock Units granted thereby are specifically ratified and reaffirmed in their entirety.

In signing below, and in accepting this Amendment, you are expressly agreeing to the confidentiality provisions and the forfeiture conditions contained within. You acknowledge and agree that you are making such agreement knowingly and voluntarily after reviewing and considering the Amendment, including Section 5 hereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused the execution of this Amendment by its duly authorized officer, and Awardee has executed this Amendment, all effective as provided herein.

NEWFIELD EXPLORATION COMPANY

By:    ________________________________
Name:
Title:
ACCEPTED AND AGREED:

______________________________________
[Awardee]
Date:

SIGNATURE PAGE TO AMENDMENT TO TOTAL STOCKHOLDER RETURN (TSR)
NOTICE OF RESTRICTED STOCK UNIT AWARD AND ATTACHED TERMS AND CONDITIONS

EXHIBIT
POSITION TYPE AND DURATION OF NON-COMPETITION &
NON-SOLICITATION REQUIREMENTS

Position Type
Officer All officers
Non-Officer Employee All non-officer employees

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